New Jersey Resources

NEWS Release

1415 Wyckoff Road P.O. Box 1464 Wall, NJ 07719

September 12, 2016

Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com

Investor Contacts:
Joanne Fairechio
732-378-4967
jfairechio@njresources.com
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY RESOURCES ANNOUNCES LEADERSHIP CHANGES

WALL, N.J. – New Jersey Resources Corporation (NYSE: NJR) today announced leadership changes as part of its board-approved succession plan that will go into effect on October 1, 2016. These changes will ensure leadership strength and continuity through a well-planned transition as several key executives retire.

Mariellen Dugan, currently Senior Vice President and General Counsel, NJR, will become Senior Vice President and Chief Operating Officer, New Jersey Natural Gas (NJNG). Kathleen Ellis, currently Executive Vice President and Chief Operating Officer, NJNG, will assume the new role of Executive Vice President, Policy and Strategic Development, NJR, until her retirement.

Stephen Westhoven, currently Senior Vice President, NJR Energy Services (NJRES), will become Senior Vice President and Chief Operating Officer, NJRES and NJR Clean Energy Ventures (NJRCEV). Stanley Kosierowski, currently President of NJRCEV, NJR Home Services (NJRHS) and NJR Plumbing Services will continue to serve as President of NJRHS and NJR Plumbing Services until his retirement in 2017, at which time Mr. Westhoven will have these businesses report to him.

"As we look toward the future, we are confident in the skill and depth of our leadership team to deliver on our long-term strategy," said Laurence M. Downes, Chairman and CEO of New Jersey Resources. "Mariellen, Steve and Kathy are proven leaders who bring deep expertise to their new roles. I would also like to thank Stan for his significant contributions over the years, and his support through this transition period. His leadership and focus have provided our customers with outstanding service and enhanced our ability to meet the needs of our stakeholders as a stronger organization."

Mariellen Dugan joined NJR in 2005 as Vice President and General Counsel, and was appointed Senior Vice President and General Counsel in 2008. Prior to joining NJR, Ms. Dugan served prominent roles in the New Jersey Office of the Attorney General, first as Chief of Staff and then as First Assistant Attorney General. A veteran litigator, she was an Assistant United States Attorney for the District of New Jersey and was of counsel to the law firm of Marino, Tortorella

NEW JERSEY RES OURCES ANNOUNCES LEADERSHIP CHANGES P a g e 2 of 3 & Boyle, P.C. in Newark, New Jersey. Ms. Dugan is a magna cum laude graduate of Seton Hall Law School and a past officer of its Board of Visitors. Stephen Westhoven joined NJNG in 1990 and for the past six years has been Senior Vice President, NJRES, where he is responsible for natural gas supply acquisitions, negotiating transportation agreements and the continued growth and development of the business. He previously served as Vice President, Energy Trading, NJRES. Mr. Westhoven has played a critical role in advancing NJR’s successful wholesale energy services strategy over the past two decades. Kathleen Ellis joined NJR in 2004 and for the past eight years has been Executive Vice President and Chief Operating Officer, NJNG, where she is responsible for energy delivery, customer service, marketing, corporate communications, community relations, government relations and environmental policies and strategies. Before joining NJR, Ms. Ellis was Director of Communications for Governor James E. McGreevey. Prior to that, she served as Director of Government Relations and Communications for Public Service Electric and Gas. Ms. Ellis is a board member of Meridian Hospitals Corporation, New Jersey Future, PAM's List - New Jersey, Interfaith Neighbors, Inc. and co-chair of the New Jersey Climate Adaptation Alliance Advisory Committee at Rutgers' Bloustein School. Stanley Kosierowski joined NJR in 2008 as President of NJRHS. In 2010 he was named President of NJRCEV and NJR Plumbing Services. Mr. Kosierowski previously served as Chief Operating Officer at the New Jersey Economic Development Authority. Prior to that, Mr. Kosierowski worked for nearly 30 years at Public Service Enterprise Group (PSEG) where he held various positions of increasing responsibility, ultimately serving as President and Chief Executive Officer of PSEG Energy Technologies. He has served on various boards, including that of the Independent College Fund of NJ and Kessler Institute of Rehabilitation and on the New Jersey Institute of Technology’s Board of Overseers. Photos of Mariellen Dugan, Steven Westhoven, Kathleen Ellis and Stanley Kosierowski are available upon request. About New Jersey Resources New Jersey Resources (NYSE: NJR) is a Fortune 1000 company, which through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. With annual revenues in excess of $2.7 billion, NJR comprises five primary businesses:  New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains over 7,000 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris, Middlesex, Sussex and Burlington counties.  NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services to its customers across North America.  NJR Clean Energy Ventures invests in, owns and operates solar and onshore wind projects with a total capacity of more than 200 megawatts, providing residential and commercial customers with low-carbon solutions.

NEW JERSEY RES OURCES ANNOUNCES LEADERSHIP CHANGES P a g e 3 of 3  NJR Midstream serves customers from local distributors and producers to electric generators and wholesale marketers through its 50 percent equity ownership in the Steckman Ridge natural gas storage facility and its stake in Dominion Midstream Partners, L.P., as well as its 20 percent equity interest in the PennEast Pipeline Project.  NJR Home Services provides heating, central air conditioning, standby generators, solar and other indoor and outdoor comfort products to residential homes and businesses throughout New Jersey. NJR and its more than 1,000 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®. For more information about NJR: Visit www.njresources.com. Follow us on Twitter @NJNaturalGas. “Like” us on facebook.com/NewJerseyNaturalGas. Download our free NJR investor relations app for iPad, iPhone and Android.